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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

StellarOne Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

April 18, 2008

Dear Fellow Shareholders:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of StellarOne Corporation. The meeting will be held on Tuesday, May 20, 2008, at 2:00 p.m., at the Boar’s Head Inn, 200 Ednam Drive, Charlottesville, Virginia. The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting. Enclosed is our Annual Report to Shareholders that will be reviewed at the Annual Meeting.

Please complete, sign, date, and return the enclosed proxy card as soon as possible. Whether or not you will be able to attend the Annual Meeting, it is important that your shares be represented and your vote recorded. The proxy may be revoked at any time before it is voted at the Annual Meeting.

We appreciate your continuing loyalty and support of StellarOne Corporation and its affiliated companies.

Sincerely,

William P. Heath, Jr.
Chairman of the Board of Directors

O. R. Barham, Jr.
President and Chief Executive Officer

STELLARONE CORPORATION

590 Peter Jefferson Parkway, Suite 250

Charlottesville, Virginia 22911

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 20, 2008

To Our Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of StellarOne Corporation will be held on Tuesday, May 20, 2008, at 2:00 p.m., at the Boar’s Head Inn, 200 Ednam Drive, Charlottesville, Virginia, for the following purposes:

1.	To elect six (6) Class II directors to serve until the 2009 Annual Meeting, six (6) Class III directors to serve until the 2010 Annual Meeting, and six (6) Class I directors to serve until the 2011 Annual Meeting or, in all instances, until their successors are elected and qualified; and

2.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on April 9, 2008, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors,

Christine L. Lewis
Secretary

April 18, 2008

IMPORTANT NOTICE

Please complete, sign, date, and return the enclosed proxy card in the accompanying postage-paid envelope so that your shares will be represented at the meeting. If you attend the meeting in person, you may withdraw your proxy and vote in person.

i

STELLARONE CORPORATION

590 Peter Jefferson Parkway, Suite 250

Charlottesville, Virginia 22911

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 20, 2008

GENERAL INFORMATION

The enclosed proxy is solicited by and on behalf of the Board of Directors of StellarOne Corporation (the “Company”) for the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Tuesday, May 20, 2008, at 2:00 p.m. at the Boar’s Head Inn, 200 Ednam Drive, Charlottesville, Virginia, for the purposes set forth in the accompanying Notice of Annual Meeting. The approximate mailing date of this Proxy Statement and accompanying proxy is April 18, 2008.

In accordance with Securities and Exchange Commission Rule 14a-3(e)(i), only one annual report and one proxy statement are being delivered to multiple shareholders at a single address. Upon request to the Secretary, the Company will promptly provide a separate annual report and/or proxy statement to any shareholder at a shared address to which a single copy of each was delivered. The Secretary of the Company may be contacted by telephone call to (800) 642-7416, extension 6042, or by mail to 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911. This same procedure may be followed to separate any shareholder from a multiple-shareholder/single-address mailing, or to request delivery of a single copy of the mailing to multiple shareholders sharing an address.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it at any time before the proxy is exercised by submitting a written notice of revocation or a duly executed proxy bearing a later date to the Company at its office located at 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911. Shareholders also may revoke their proxies by attending the Annual Meeting and voting in person. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposal for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify a vote with respect to a proposal, the proxy will be voted FOR the director nominees named in proposal 1, as set forth in the accompanying notice and further described herein.

Voting Rights of Shareholders

Only shareholders of record at the close of business on April 9, 2008 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the close of business on the record date, 22,574,546 shares of Company common stock, par value $1.00 per share, were outstanding and entitled to vote at the Annual Meeting. The Company has no other class of stock outstanding.

Each share of Company common stock entitles the holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shareholders of the Company are not entitled to cumulative voting rights. The presence, in person or by proxy, of a majority of the votes entitled to be cast will constitute a quorum for the transaction of business at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to a matter.

With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving the greatest number of affirmative votes cast (even if less than a majority) will be elected directors; therefore, votes withheld will have no effect.

Solicitation of Proxies

The expenses of soliciting proxies will be borne by the Company. Proxies are being solicited by mail, and also may be solicited by directors, officers and employees of the Company in person, by telephone or by mail. Officers, directors and employees of the Company will not receive special compensation for their solicitation activities. The Company may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for their reasonable expenses in sending proxy materials to beneficial owners of Company common stock.

On February 28, 2008, pursuant to the terms and conditions of the Agreement and Plan of Reorganization dated as of July 26, 2007 (the “Merger Agreement”) between Virginia Financial Group, Inc. (“VFG”) and FNB Corporation (“FNB”), VFG and FNB completed the merger (the “Merger”) in which FNB merged with and into VFG, with VFG as the surviving corporation changing its name to StellarOne Corporation (“STEL”). Information presented within this Proxy Statement for 2007 is for VFG only. References within this Proxy Statement to “Company” and to “Board” refer to VFG and its Board of Directors prior to the Merger, and to STEL and its Board of Directors after the Merger.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Independence

The Board currently has 18 directors, and has determined that, with the exception of Messrs. Barham and Heath, each of the current directors has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, and is independent within the meaning of the Company’s independence standards, which reflect the requirements of the NASDAQ Stock Market for director independence as currently in effect. Furthermore, the Board has determined that, with the exception of Mr. Heath who serves on the Executive Committee and Mr. Barham who serves on the Executive Committee and the Virginia Commonwealth Trust Company board of directors, each of the members of each of the Board’s committees has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, and is independent within the meaning of the Company’s director independence standards including applicable Securities and Exchange Commission (“SEC”) and NASDAQ Stock Market requirements as to independence for service on certain committees.

There are no family relationships among any of the Company’s directors or executive officers, and none of the directors serves as a director of any other company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934. No director, executive officer or director nominee is involved in any legal proceedings that would be material to an evaluation of the ability or integrity of any director, executive officer or director nominee.

Board Structure and Committee Composition

Prior to the Merger, the Board consisted of 11 directors and 4 committees, including Audit and Compliance, Executive, Governance and Nominating, and Personnel and Compensation. The membership and the function of each committee are described below. Certain Company directors also served on the board of directors of Virginia Commonwealth Trust Company (the “VCTC Board”), a subsidiary of the Company specializing in trust and investment services.

Name of Director	Audit and Compliance	Governance and Nominating	Personnel and Compensation	Executive	VCTC Board
Lee S. Baker			X

O. R. Barham, Jr.				X	X

E. Page Butler		X

Gregory L. Fisher	X*	X

Taylor E. Gore				X*

Christopher M. Hallberg		X			X*

Jan S. Hoover	X				X

Martin F. Lightsey			X	X

P. William Moore, Jr.	X				X

H. Wayne Parrish			X*

Thomas F. Williams, Jr.		X*	X

Number of Meetings—Fiscal 2007	4	2	10	1	11

X = Committee member; * = Chair

Audit and Compliance Committee

The Audit and Compliance Committee is appointed by the Company’s Board of Directors to assist the Board in fulfilling its oversight responsibilities for the Company’s accounting and financial reporting processes and audits of the financial statements of the Company. The purpose of the committee is to monitor (1) the integrity of the Company’s financial statements, (2) the independence and qualifications of its independent registered public accountants, (3) the Company’s compliance with legal and regulatory requirements, (4) the performance of the Company’s internal audit function, (5) the performance of the Company’s independent registered public accountants, and (6) the Company’s system of internal controls. The committee also prepares the annual report required by the SEC’s proxy rules, which accompanies this Proxy Statement. The Board has determined that Ms. Hoover, Vice Chair of the Audit and Compliance Committee, is a “financial expert” as defined by the regulations of the SEC and is independent for audit and compliance committee purposes under the rules of the NASDAQ Stock Market for director independence as currently in effect.

The Audit and Compliance Committee operates pursuant to a written charter adopted by the Board, which is available on our website at www.StellarOneCorp.com under “Governance Documents.” The committee reviews and reassesses the charter annually and recommends any changes to the Board for approval.

Governance and Nominating Committee

The Governance and Nominating Committee operates pursuant to a written charter which was adopted by the Board and is reviewed annually. A copy of the Governance and Nominating Committee charter is available on our website at www.StellarOneCorp.com under “Governance Documents.” In accordance with its charter, the committee consists of board members who satisfy the director independence standards of the Company.

The Governance and Nominating Committee is responsible for selecting those individuals to recommend to the entire Board for nomination to the Board. The committee identifies director nominees through a combination of referrals, including management, existing Board members and shareholders, and direct solicitations, where warranted. Once a potential candidate has been identified, the committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. If the committee believes it to be appropriate, committee members may meet with the proposed nominee before making a final determination whether to recommend the individual to the entire Board for nomination to stand for election to the Board.

Among the factors that the committee considers when evaluating proposed nominees are their independence, financial literacy, business experience, character, judgment, and strategic vision. Other considerations include experience in capital markets and mergers and acquisitions. The committee may request references and additional information from a candidate prior to reaching a conclusion.

Shareholder Nominees

While there are no formal procedures for shareholders to submit director recommendations, the Governance and Nominating Committee will consider candidates recommended by shareholders in writing. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Governance and Nominating Committee of the Board of Directors, StellarOne Corporation, 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911 and must be received by December 19, 2008 in order to be considered by the Governance and Nominating Committee for the next annual election of directors. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Governance and Nominating Committee based on the qualifications described above. The committee is under no obligation to formally respond to recommendations although, as a matter of practice, every effort is made to do so. The Governance and Nominating Committee received no shareholder nominations of directors for the 2008 Annual Meeting of Shareholders.

In addition, in accordance with the Company’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an annual meeting if the shareholder gives written notice of his or her intent to make such nomination either by personal delivery or mail to the Secretary of the Company no less than 120 days prior to the first anniversary of the initial notice given to shareholders of record for the previous annual meeting. If the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, such notice shall be required to be given not less than 90 days nor more than 120 days prior to the date set for such meeting of shareholders.

Each notice of a shareholder’s intention to make a nomination must set forth (a) the name and address of the shareholder who intends to make the nomination, and the name and address of the person to be nominated; (b) a representation that the shareholder is the owner of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee for director and any other person(s) pursuant to the nomination; (d) such other information regarding the nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (e) the written consent of each nominee to serve as a director of the Company if so elected. These requirements are more fully described in Article III, Section 16 of the Company’s bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Company’s Secretary. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing requirements.

Personnel and Compensation Committee

The Personnel and Compensation Committee operates pursuant to a written charter that was adopted by the Board and is reviewed annually. A copy of the Personnel and Compensation Committee charter is available on our website at www.StellarOneCorp.com under “Governance Documents.” The committee is comprised of members who satisfy the independence requirements of the NASDAQ Stock Market applicable to compensation committees, and is appointed by the Company’s Board to handle responsibilities with respect to compensation of the Company’s executive officers, senior management, and directors. The committee reviews compensation plans, policies, and programs of the Company and its affiliates. The committee evaluates and makes recommendations to the Board regarding compensation of the Chief Executive Officer and other executive officers of the Company. The committee evaluates and makes recommendations regarding the compensation of the directors and affiliate boards’ directors, including their compensation for services on Board committees. The committee also assists in preparing the annual report required by the SEC’s proxy rules, which accompanies this Proxy Statement.

Executive Committee

The Executive Committee is appointed by the Company’s Board to handle strategic and operational responsibilities as may be delegated by the Board from time to time.

Executive Sessions

Regularly scheduled executive sessions of the independent directors are held at least three times a year. One such meeting is a special executive session meeting, while the other two will convene as part of a regular monthly board meeting. The sessions are scheduled and chaired by the Governance and Nominating Committee. Any independent director can request that an additional executive session be scheduled.

Director Attendance at Meetings

It is the belief of the Board that directors should attend all scheduled Board and committee meetings (in person or by means of an electronic conference arrangement) as well as annual meetings of shareholders. It is Board policy that directors must attend at least 75 percent of scheduled meetings to be candidates for re-nomination, although the Governance and Nominating Committee may make exceptions to this requirement for extenuating circumstances. In 2007, the Board held 15 meetings. Each director attended at least 75 percent of the meetings of the Board, the committees on which he or she served, and (if applicable to the director) the VCTC Board that were held in 2007. All directors also attended the 2007 Annual Meeting of Shareholders.

Compensation of Directors

The Board approved a new non-employee Director Compensation Plan in March 2007. The plan provided each non-employee director an annual retainer of $18,000. The plan provided the Board Chair an annual retainer of $24,000, plus an additional $8,500 retainer for committee involvement. The Chairs of the Audit and Compliance Committee, Personnel and Compensation Committee, and VCTC Board were paid an additional $5,500 annual retainer each. The financial expert of the Audit and Compliance Committee also received an additional $5,500 annual retainer. All other directors serving on the Audit and Compliance Committee, Personnel and Compensation Committee, and VCTC Board earned an additional $4,500 annual retainer for committee and/or VCTC board service. The Chair of the Executive Committee and the Chair of the Governance and Nominating Committee were paid an additional $3,500 annual retainer each, and members of those committees were paid an additional $3,000 annually for committee service. All annual retainers were paid in quarterly installments.

The approved plan also included a stock incentive component in addition to the annual retainers. Subsequent to approval and prior to the payment of any incentive compensation, the Board determined that incentive compensation was not an appropriate component of the Director Compensation Plan. Accordingly, the incentive compensation component was never implemented and was eliminated from the plan.

After the Merger, the Board approved an interim non-employee Director Compensation Plan on March 27, 2008, effective April 1, 2008. Under this plan, directors receive an annual cash retainer of $18,000 and an annual stock retainer of $12,000. The stock has not been granted at this time, and the form of the stock retainer has not been determined. The committee chair attendance fee for committee meetings is $1000 for in-person attendance and $600 for attendance by means of an electronic conference arrangement. The committee member attendance fee is $500 for in-person attendance and $300 for attendance by means of an electronic conference arrangement. The Board determined that this form of compensation was appropriate on an interim basis as it included the cash retainer from the VFG Director Compensation Plan, and the equity retainer and similar committee meeting fees from the FNB Director Compensation Plan.

The Company has a Non-Qualified Directors Deferred Compensation Plan. This plan allows for the deferral of pre-tax income associated with the payment of director fees. Directors may elect to defer all or a portion of their annual directors fees under this plan. If so elected, monthly board fees are contributed directly to a trust with various investment options, and are held until such time as the director is entitled to receive a distribution.

Non-employee directors are eligible to receive stock options and restricted stock awards under the Company’s Stock Incentive Plan. No stock awards have been made to non-employee directors.

The following table provides compensation information for the year ended December 31, 2007 for each non-employee member of our Board of Directors.

Director Compensation for 2007

Name (1)	Fees Earned or Paid in Cash (2) ($)	All Other Compensation ($)	Total ($)
Lee S. Baker	25,375	—	25,375
Fred Bowers (3)	13,200	—	13,200
E. Page Butler (4)	20,450	—	20,450
Gregory L. Fisher	25,775	—	25,775
Taylor E. Gore (4)	33,375	—	33,375
Christopher M. Hallberg	21,500	—	21,500
Jan S. Hoover	22,925	—	22,925
Martin Lightsey	26,725	—	26,725
P. William Moore, Jr.	21,975	—	21,975
H. Wayne Parrish	25,325	—	25,325
Thomas F. Williams	26,841	—	26,841

(1)	Compensation for our Chief Executive Officer is included in the Summary Compensation Table on page 20.
(2)	Includes any amounts deferred into the Directors Nonqualified Deferred Compensation Plan.
(3)	Mr. Bowers resigned from the Board effective as of the 2007 Annual Meeting.
(4)	Messrs. Gore and Butler resigned from the Board effective February 28, 2008, the closing date of the Merger.

Communications with the Board

Individuals may communicate with the Board of Directors by submitting an email to the Company’s Director of Internal Audit, who reports directly to the Board, at www.StellarOneCorp.com. The Director of Internal Audit, at his/her discretion, will forward communications to the Board (or director thereof), a specific committee or to management. A log of communications is maintained by the Director of Internal Audit, and the log is reviewed by the Audit and Compliance Committee of the Board on a regular basis.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 9, 2008, about the beneficial ownership of the Company’s common stock of each director, director nominee, and executive officer named in the Summary Compensation Table, and of all directors, director nominees, and executive officers of the Company as a group. To the Company’s knowledge, no shareholder of the Company owns more than 5% of the Company’s outstanding common stock.

	Number of Shares Beneficially Owned (1)		Percentage of Common Stock Outstanding
Directors
Lee S. Baker	31,734	(2)	*
O. R. Barham, Jr.	150,167	(3)	*
Glen C. Combs	39,166	(4)	*
Beverley E. Dalton	10,083		*
Gregory L. Fisher	4,866	(5)	*
Christopher M. Hallberg	18,113		*
William P. Heath, Jr.	25,547	(6)	*
F. Courtney Hoge	38,900		*
Jan S. Hoover	1,379		*
Steven D. Irvin	35,242	(7)	*
Martin F. Lightsey	5,075		*
P. William Moore, Jr.	14,105	(8)(9)	*
Harold K. Neal	123,180	(10)	*
H. Wayne Parrish	18,229		*
Raymond D. Smoot, Jr.	27,397	(11)	*
Charles W. Steger	17,023		*
Thomas F. Williams, Jr.	21,138	(12)	*
Jon T. Wyatt	64,342	(13)	*
Non-Director Named Executive Officers
Jeffrey W. Farrar	61,320	(3)	*
James T. Huerth	7,629	(3)	*
Richard L. Saunders	5,718	(3)	*
Litz H. Van Dyke	59,702	(3)	*
All Directors and Executive Officers as a Group (22 Persons)	780,055		3.4%

*	Represents less than 1% of the total outstanding shares of the Company’s common stock
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or has or shares the power to dispose of or direct the disposition of the security, or has the right to acquire beneficial ownership of the security within 60 days presently exercisable.
(2)	Includes 25,788 shares registered in the name of Staunton Tractor, Inc., which is owned by Mr. Baker.
(3)	Includes 144,870, 52,753, 3,966, 4,818, and 40,493 shares for Messrs. Barham, Farrar, Huerth, Saunders, and Van Dyke, respectively, which are subject to presently exercisable options.
(4)	Includes 10,039 shares held by Mr. Comb’s spouse in an individual retirement account (an “IRA”).
(5)	Includes 150 shares registered in Mr. Fisher’s spouse’s name, as to which Mr. Fisher disclaims beneficial ownership.
(6)	Includes 821 shares allocated to Mr. Heath pursuant to FNB’s Employee Stock Ownership Plan (“ESOP”). Participants in the ESOP have shared voting power and no investment power (other than in accordance with the diversification rules of the ESOP) over the shares held in the ESOP. Does not include shares that have not yet been allocated to Mr. Heath pursuant to the ESOP for 2007.

(7)	Includes 1,157 shares held by Mr. Irvin’s spouse in an IRA and 416 shares held for the benefit of Mr. Irvin’s son in accordance with the Virginia Uniform Transfer to Minors Act.
(8)	Includes 1,200 shares registered in Mr. Moore’s spouse’s name, as to which shares Mr. Moore disclaims beneficial ownership, and 5,250 shares registered in the name of Moore Brothers Company Incorporated, of which Mr. Moore is President.
(9)	Mr. Moore is a trustee of P.W. Moore Trust U/A, which owns 2% of the voting common stock and 100% of the nonvoting common stock of Mocomp, Inc. (“Mocomp”), which, in turn, owns 292,625 shares of the Company’s common stock. Mr. Moore also is one of five directors of Mocomp. Mr. Moore refrains from voting as a Mocomp director on any matter relating to the Company. Mr. Moore disclaims beneficial ownership of the shares of Company common stock held directly by Mocomp and indirectly by P.W. Moore Trust U/A, and none of those shares are reflected in this table.
(10)	Includes 4,060 shares held by Mr. Neal’s spouse in an IRA.
(11)	Includes 317 shares held by an immediate family member of Dr. Smoot living at the same address.
(12)	Includes 1,592 shares registered in the name of Investors Ten Partnership, of which Mr. Williams is a general partner, and as to which shares Mr. Williams disclaims beneficial ownership.
(13)	Includes 18,837 shares held by Mr. Wyatt’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directors and executive officers of the Company are required to file reports with the SEC indicating their holdings of and transactions in the Company’s equity securities. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that its directors and executive officers complied with all filing requirements under Section 16(a) during its fiscal year ended December 31, 2007.

Securities Trading Policy

The Company’s policy against insider trading applies to all Company employees as it relates to the use of material inside information to trade in Company stock. Our Policy Statement accordingly covers all persons required to file Section 16 reports with respect to their transactions in Company stock (the Company’s Section 16 Insiders) and Covered Persons. Covered Persons include all senior officers of the Company, all affiliate board members, and senior management groups (Senior Vice Presidents and above). Covered Persons are also responsible for ensuring that their spouses and other family members residing in their households adhere to the requirements of this Policy Statement.

Covered Persons who are aware of any material non-public information regarding the Company or regarding any other company shall not trade directly or indirectly in the securities of the Company or the securities of such other company, or disclose such information to other persons likely to trade in such securities. Covered Persons must also refrain from recommending the purchase or sale of the Company’s securities while in possession of material non-public information, or from knowingly assisting anyone who is engaged in any of the activities prohibited by this Policy Statement.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into three classes of directors: Class I, Class II, and Class III. In connection with the Merger, the former VFG and FNB directors have been assigned to the classes indicated below, which includes the reassignment of certain VFG directors to a class different from their current one. Although VFG was the surviving corporation in the Merger and certain of its directors would ordinarily not be up for reelection at the 2008 Annual Meeting, the Board determined that all directors of StellarOne Corporation would stand for election at the 2008 Annual Meeting.

The terms of office for the classes of directors will expire as follows: Class II, at the Annual Meeting in 2009; Class III, at the Annual Meeting in 2010; and Class I, at the Annual Meeting in 2011. The persons in the table that follows, all of whom currently serve as directors of the Company, will be nominated to serve in the classes indicated. If elected, the directors will serve for the term specified or until their retirement or until their successors are duly elected and qualify.

The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If any of the persons named is unavailable to serve for any reason, an event that the Board of Directors does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as the Board may designate. In the alternative, the Board may reduce the size of a class of directors to the number of remaining nominees, if any, for whom the proxies will be voted.

The following table sets forth certain information concerning the nominees for election at the Annual Meeting as directors. The Board of Directors recommends that the shareholders vote FOR the election of the directors who have been nominated.

NOMINEES FOR ELECTION

CLASS II DIRECTORS

(Serving until 2009 Annual Meeting of Shareholders)

Name of Director	Age and Principal Occupation During Past Five Years
Beverley E. Dalton	Ms. Dalton, 59, is the Owner of English Construction Company in Lynchburg, Virginia. Ms. Dalton has served as a director of the Company since 2002. (1)

Steven D. Irvin	Mr. Irvin, 49, is a Senior Vice President and Director of Sales for Bankers Insurance LLC. Mr. Irvin has served as a director of the Company since 2000. (1)

Martin F. Lightsey	Mr. Lightsey, 65, is the Chairman of the Board of Specialty Blades, Inc., a specialty blades manufacturer in Staunton, Virginia. Mr. Lightsey has served as a director of the Company since 1995. (2) (3)

H. Wayne Parrish	Mr. Parrish, 64, is Vice Chairman of the Board. Mr. Parrish has served as a director of the Company since 1988. (4)

Charles W. Steger	Dr. Steger, 60, is the President of Virginia Polytechnic Institute and State University (“VPI-SU”) and a Director of Shenandoah Life Insurance. Dr. Steger has served as a director of the Company since 2000. (1)

Thomas F. Williams, Jr.	Mr. Williams, 69, is a partner in the law firm of Franklin, Williams and Cowan in Fredericksburg, Virginia. Mr. Williams has served as a director of the Company since 1988. (4)

CLASS III DIRECTORS

(Serving until 2010 Annual Meeting of Shareholders)

Name of Director	Age and Principal Occupation During Past Five Years
Lee S. Baker	Mr. Baker, 57, is the Owner and Manager of Staunton Tractor, Inc. in Staunton, Virginia. Mr. Baker has served as a director of the Company since 1984. (2)(3)

O. R. Barham, Jr.	Mr. Barham, 57, is President and Chief Executive Officer of the Company. Mr. Barham has served as a director of the Company since 1996. (4)

William P. Heath, Jr.	Mr. Heath, 63, is Chairman of the Board of Directors of the Company. Prior to the Merger, he served as President and Chief Executive Officer of FNB. Mr. Heath has served as a director of the Company since 2003. (1)

P. William Moore, Jr.	Mr. Moore, 66, is Chairman of Moore Brothers Co., Inc. located in Verona, Virginia. Mr. Moore has served as a director of the Company since 2001. (2)

Harold K. Neal	Mr. Neal, 70, is retired. Prior to August 2003, he served as President and Chief Executive Officer of Bedford Bancshares, Inc. and Bedford Federal Savings Bank. Mr. Neal has served as a director of the Company since 2003. (1)

Jon T. Wyatt	Mr. Wyatt, 67, is President of Sign Systems, Inc. He has served as a director of the Company since 2000. (1)

CLASS I DIRECTORS

(Serving until 2011 Annual Meeting of Shareholders)

Name of Director	Age and Principal Occupation During Past Five Years
Glen C. Combs	Mr. Combs, 61, retired as Vice President of Acosta Sales. Mr. Combs has served as a director of the Company since 2005. (1)

Gregory L. Fisher	Mr. Fisher, 58, is the President/Owner of Eddins Ford, Inc., an automobile dealership in Madison, Virginia. Mr. Fisher has served as a director of the Company since 1992. (4)

Christopher M. Hallberg	Mr. Hallberg, 58, is the President/Owner of Hallberg and O’Malley Financial Group, Inc., a financial services advisory firm located in Fredericksburg, Virginia. Mr. Hallberg has served as a director of the Company since 1988. (4)

F. Courtney Hoge	Mr. Hoge, 67, is an Insurance and Financial Planner with New York Life. He has served as a director of the Company since 2001. (1)

Jan S. Hoover	Ms. Hoover, 51, is the President of Arehart Associates, Ltd., an accounting services and financial consulting company in Waynesboro, Virginia. Mrs. Hoover has served as a director of the Company since 1995. (2) (3)

Raymond D. Smoot, Jr.	Dr. Smoot, 61, is the Chief Operating Officer and Secretary/Treasurer of Virginia Tech Foundation, Inc., and a director of RGC Resources, Inc. Prior to July 2003, he served as Vice President for Administration and Treasurer of VPI-SU. Dr. Smoot has served as a director of the Company since 2004. (1)

(1)	Includes term as a director of FNB before the Merger.
(2)	Includes term as a director of Virginia Financial Corporation before it became VFG on January 18, 2002.
(3)	Includes term as a director of Planters Bank & Trust Company of Virginia before it formed Virginia Financial Corporation in 1997 as a one-bank holding company.
(4)	Includes term as a director of Virginia Commonwealth Financial Corporation before it became VFG on January 18, 2002.

Compensation Discussion and Analysis

General Philosophy. Our philosophy on compensation is to pay for performance that supports the Company’s business strategies. We balance the need to recruit and retain executives that can meet and exceed business goals with the need to motivate and reward short-term and long-term performance that is in the best interest of the shareholders. This is accomplished by short-term at-risk cash incentive pay tied to annual financial performance measures, and long-term equity-based compensation plans that are aligned with long-term stock performance. We also target base salary and benefit programs at market compensation levels that enable the Company to attract and retain competitive executive management. Targets for salary, bonus, and equity are reviewed and set as appropriate for each senior executive.

Compensation Approval Process. The Personnel and Compensation Committee (the “Committee”) approves all compensation and awards to executive officers which, in 2007, included the Chief Executive Officer (the “CEO”), Chief Operating Officer (the “COO”), the Chief Financial Officer (the “CFO”), the affiliate Chief Executive Officer, and the Chief Credit Officer for 2007. Generally, on its own initiative, the Committee reviews the performance and compensation of the CEO and requests that the CEO review and report to the Committee on the performance and any additional compensation recommended for the COO and CFO. For the remaining executive officers and senior management, the CEO and the Director of Human Resources make recommendations to the Committee that generally, with occasional minor adjustments, are approved. With respect to equity compensation awarded to others, the Committee grants restricted stock and stock options based, generally, upon the recommendation of the CEO. With respect to employment and change in control agreements, the Committee has authorized the CEO to execute such agreements within the defined parameters the Committee approved based on the individual’s position with the Company.

Targeted Overall Compensation. In November 2006, the Committee engaged an independent executive compensation consultant, Larry Webber (the “Consultant”) of Duncansville, Pennsylvania, to perform a comparative peer analysis of executive compensation. The report included recommendations to the Committee regarding the executive compensation planning process and a comparative peer analysis for the top three executives’ base salary, bonus, and stock option value. The 2006 comparative peer analysis included three direct competitors based in Virginia, First Community Bancshares, Inc., FNB, and Union Bankshares Corporation, as well as 12 other banking organizations based in the Mid-Atlantic with asset sizes in 2004 of an average of $1.4 billion. These organizations generally recruit individuals to fill senior management positions who are similar in skills and background to those we recruit. In addition, the peer group had similar financial performance ratios. The 12 other peers are: Ameris Bancorp (formerly ABC Bancorp), Citizens & Northern Corp., Columbia Bancorp, Community Banks, Inc., First Bancorp, Omega Financial Corp., PennRock Financial Services Corp., Pennsylvania Commerce Bancorp, Inc., Royal Bancshares of Pennsylvania, Inc., SCBT Financial Corp., Univest Corporation of Pennsylvania, and Virginia Commerce Bancorp, Inc.

This analysis covered in detail only those individuals for whom compensation information is disclosed publicly, whose positions are comparable to the VFG positions of CEO, COO, and CFO. The overall compensation of the two additional named executives, the Chief Credit Officer and the affiliate Chief Executive Officer, were not reviewed in the study because they were not named executive officers (“NEOs”) until early 2007.

Allocation among Components of Overall Compensation. Under our overall compensation structure, the typical mix of base salary, bonus, and equity compensation varies depending upon level:

	Typical Base Salary	Typical Bonus Target	Typical Equity Target
CEO	60%	22%	18%
COO and CFO	68%	19%	13%

On average, those companies discussed in the peer analysis above provided their senior executives with base salaries of approximately 61% of overall compensation, targeted bonus opportunities of approximately 19% of overall compensation, and equity compensation of approximately 20% of overall compensation. We determined that our allocations are, therefore, consistent with our overall compensation philosophy of being competitive with peers and balancing the interests of the executives and other stakeholders.

Base Salaries. We want to provide executive management with base salaries that are reasonably competitive with the going rate for the position, as identified in labor market surveys such as the peer analysis conducted by the Consultant. Because we value pay for performance, base salary levels beyond the minimums may be approved subject to documented levels of performance that clearly justify salaries that exceed the market.

The analysis of the peer information for chief executive officer base salaries for 2005 indicated an average base salary of $319,000. Adjusting upward by 3.6% for 2006 results in an average base salary of $330,000; and further adjusting upward by 3.6% for 2007 results in an average base salary of $342,000. For our CEO, Mr. Barham, for both 2006 and 2007, we concluded that a base salary of between $330,000 and $350,000 was appropriate in this regard.

Similarly, for our COO, Mr. Van Dyke, we concluded that a base salary of between $200,000 and $215,000 was appropriate for both 2006 and 2007. This is based on 2005 peer data of base salaries for chief operating officers of $209,600, which adjusted upward by 3.6% for 2006 equates to approximately $217,000, and further adjusted upward by the same percentage for 2007 equates to approximately $225,000. For our CFO, Mr. Farrar, it was determined that a base salary of between $170,000 and $190,000 was appropriate for 2006 and 2007. The 2005 peer data showed a $171,500 base salary and, adjusted upward as noted above for 2006 and 2007, would be approximately $179,000 and $185,000, respectively.

The base salaries for the other two 2007 NEOs, the Chief Credit Officer, Mr. Saunders, and the affiliate Chief Executive Officer, Mr. Huerth, were not set using the same process. Messrs. Saunders and Huerth began employment in 2004 and 2005, respectively. Their initial salaries were, therefore, based on the market conditions for recruitment. Their salary increases for 2007 were recommended by management based on market compensation and performance of the individuals, and were approved by the Committee.

At-Risk Cash Incentives. At the executive level, the short-term cash incentive at-risk compensation is designed to reward meeting Company performance expectations for a specific year, as determined by the Board and the Committee. In February 2007, the Committee, the Consultant, and the CEO, COO, and CFO began discussions on a new plan, which was developed and mutually agreed upon for 2007. The primary change in this plan from the preceding year was to measure and reward performance compared to peers rather than internal targets. The Committee determined that a more independent, objective, and defensible plan was one that considered performance in several factors related to an approved peer group. This peer group was similar but not the same peer group as used for the overall compensation analysis in November 2006. The Board approved the 2007 Executive Incentive Plan, which is based on performance relative to peers on balance sheet growth, earnings-per-share (“EPS”) growth, regulatory exams, credit quality, and stock performance.

The plan only included incentive payment at the target percentage of base pay for the CEO, COO, and CFO. The other NEOs were not included in the 2007 Executive Incentive Plan but were included in the 2007 Corporate Incentive Bonus Plan. However, the performance objectives used for the affiliate Chief Executive Officer were the same with a target 25% of base salary at 100% of objectives. The Chief Credit Officer’s performance objectives were related to credit quality. There was no targeted award set for the Chief Credit Officer for expected performance levels. However, the 2007 Corporate Incentive Bonus Plan had a set maximum payout of 30% of salary for any participant.

The performance objectives for balance sheet growth, EPS growth, credit quality, and stock performance are targeted to earn 100% of the award for that objective if the results placed VFG 6th among 12 other peers. The regulatory exams objective is targeted to earn 100% of that award or no award as a pass or fail on all exams. The Board approved the Executive Incentive Plan for the CEO, COO, and CFO in April 2007. The performance objectives of balance sheet growth and EPS growth were set at 35% each of the overall targeted incentive plan. The credit quality, regulatory exams, and stock performance objectives were set at 10% each.

The Committee determined that the following peer group was appropriate for the Executive Incentive Plan for 2007: Ameris Bancorp, Inc. (GA), Pennsylvania Commerce Bancorp (PA), First Community Bancshares, Inc. (VA), First Bancorp (NC), FNB Corporation (VA), First Mariner Bancorp (MD), Omega Financial Corp. (PA), SCBT Financial Corp. (SC), Union Bankshares Corp. (VA), Univest Corp. of Pennsylvania (PA), Virginia Commerce Bancorp, Inc. (VA), and Royal Bancshares of Pennsylvania, Inc. (PA).

Consistent with our approach described above for allocating overall targeted compensation among the three components of compensation, we established the target cash incentive level for our CEO at $119,700 for 2007, which reflects 21% of overall targeted compensation. We targeted cash incentive levels of $59,629 and $51,800 for the COO and CFO, respectively, for 2007, which reflects 19% of overall targeted compensation. Based on the plan objectives and targeted performance levels, the CEO, COO, and CFO each earned 43% of his targeted at-risk cash incentive for 2007. This equated to $51,471 for the CEO, $25,641 for the COO, and $22,274 for the CFO.

Credit quality as compared to the peer group exceeded the target for that performance measure. However, the Corporate Incentive Bonus Plan pool for corporate employees was not funded because of overall performance of the Company and all of its affiliates in 2007. Therefore, the Chief Credit Officer, a corporate employee, did not receive a cash incentive payment. The affiliate Chief Executive Officer received a cash incentive payment of $21,406, which is 11% of his base salary, from the Corporate Incentive Bonus Plan pool for his affiliate bank. This payment was based upon the performance of the affiliate bank he manages and the Company’s performance as compared to its peer group.

The objectives for the 2008 executive at-risk cash incentive plan, and the peer group, have not yet been approved by the Board. See “Employment Arrangements for StellarOne Executive Officers—At-Risk Cash Incentives” below.

At non-executive levels, incentive bonus compensation is designed to reward employees for meeting Company budget goals for revenue, expenses, and other criteria, and their individual contribution towards the Company’s performance. This individual contribution is measured both subjectively and objectively to determine the actual incentive award granted from the corporate pool. The corporate pool is calculated based on a percentage of annual budgeted salaries, and the pool decreases where performance is below budget, dropping to zero at a performance floor of 93% of budget. The pool is increased as performance rises above budget, capping at performance of 105% of budget.

The incentive bonus plan for non-executive levels for 2008 has not yet been approved by the Board.

Equity Compensation. The Company has a Stock Incentive Plan under which options for the purchase of the Company’s stock, stock appreciation rights, and restricted stock may be granted to key employees and directors of the Company. The plan originally reserved for issuance 750,000 shares of the Company’s common stock. The plan requires that options be granted at an exercise price equal to no less than 100% of the fair market value of the common stock on the date of grant.

In 2007, we followed an at-risk long-term philosophy of awarding to senior executives only nonqualified options through a growth model with slight modifications. Our practice is to determine the total targeted intrinsic value the executive will receive at the end of the performance period if the desired growth rate is achieved. This total targeted intrinsic value, or total option gain and compensation that we want to provide, is based on the targeted equity compensation as a percentage of base salary and of overall total compensation. We then determined a desired targeted growth rate, which was set at 7%, and a hurdle rate, which is the stock price growth rate that must be exceeded before the options generate any intrinsic value, which was set at 3%. We then established a performance period of 5 years and calculated an option exercise price at grant.

The 2007 nonqualified stock option grant made to the CEO was for 21,691 shares at an exercise price of $31.65. The COO was awarded stock options for 9,005 shares at a $31.65 exercise price in 2007. Finally, for 2007, the CFO was awarded 7,822 nonqualified stock options at $31.65. The total intrinsic value of the awards for the CEO reflects the desired 30% of base salary (18.8% of total overall compensation) targeted for his long-term equity compensation. The total intrinsic value of the awards for the COO and CFO reflects the 20% of their respective base salaries and 13% of their respective total overall compensation targets for long-term equity compensation.

For the Chief Credit Officer and affiliate Chief Executive Officer, long-term equity compensation was granted as a part of the discretionary allocation of stock awards by the CEO, authorized by the Committee, as detailed below.

Beginning in 2004, and annually thereafter, the Committee allotted the CEO a set number of stock options and restricted shares from the Virginia Financial Group, Inc. Stock Incentive Plan to award to a select group of key employees at his discretion. These are not performance shares as they are subjective in nature with no set criteria to qualify for an award. However, in general, the awards are made based on the performance of the individual in the past year and the individual’s long-term value to the organization. There is no set cap on the number of shares granted to any one individual. Total shares granted, however, may not exceed the number of shares allotted by the Committee.

The most recent annual grant to key employees was authorized in December 2007 and was awarded on January 22, 2008. This timing was selected because it enabled us to consider the potential recipients’ performance as well as their anticipated value to the Company for the upcoming year. The grant schedule for awards is determined months in advance and the proximity of any awards to earnings announcements or other market events is coincidental. All grants made on January 22, 2008 were nonqualified options that were excluded from vesting upon the Merger. The nonqualified stock option awards were granted with an exercise price equal to the fair market value of the Company’s common stock on the grant date.

Perquisites and Other Benefits. We annually review the perquisites that our CEO, COO, CFO, Chief Credit Officer, affiliate Chief Executive Officer, and other members of senior management receive. The primary perquisites for the executive officers and some members of senior management are the payment of the initiation fee and monthly recurring membership dues for one or more golf or social clubs (depending on geography and market responsibilities), and the personal use of a Company car or a monthly car allowance. We want to encourage our senior management to belong to a golf or social club so that they have an appropriate entertainment forum for customers and appropriate interaction with their communities. In addition, the senior managers must travel frequently for business within the territory of the Company, which included 18 Virginia counties in 2007.

All NEOs also participate in the Company’s standard or offered benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance, and relocation benefits.

Retirement Plans.

Noncontributory Pension Plan. The Company maintains a noncontributory pension plan (the “Retirement Plan”) which conforms to the Employee Retirement Security Act of 1974 (ERISA). Prior to December 31, 2002, this plan was administered by Virginia Commonwealth Financial Corporation, one of the predecessor holding companies to StellarOne Corporation.

Participation in the Retirement Plan was frozen effective June 30, 2002. Accordingly, no new participants have entered the Retirement Plan since that date. Individuals who were participants in the Retirement Plan prior to January 1, 2003 continue to accrue and receive plan benefits. Retirement Plan benefits are determined by the accumulated credits earned by participants during their employment. The credits are a function of each participant’s average eligible compensation and years of credited service. The amount of normal retirement benefit is determined based on a pension equity credit formula. Benefits are payable in the form of single life or joint/survivor annuity, period certain installment, or lump sum payments upon retirement or separation of service. The normal retirement date under the Retirement Plan is the first day of the month following the date on which a participant reaches age 65. Participants are eligible for reduced early retirement benefits upon the attainment of age 55 and five years of credited service. A participant who terminates employment with two or more years of credited service will also be entitled to a benefit.

Of the five NEOs, only the CEO and CFO, whose employment began on June 30, 2002, participate in the Retirement Plan. The Summary Compensation Table and Pension Benefits Table for 2007, on pages 20 and 23, respectively, include information regarding their Retirement Plan participation.

401(k) Plan. The Company maintains a 401(k) Plan that covers substantially all employees. The 401(k) Plan’s primary purpose is to allow employees to save for retirement on a pre-tax basis. The plan provides for matching contributions by the Company equal to 100% of the first 3% of pay, and 50% of the next 2% of pay, contributed via salary reduction contributions by an employee.

Except for individuals who participate in the Retirement Plan, the 401(k) Plan also provides for discretionary profit-sharing contributions by the Company to all eligible employees whether or not they contribute to the plan. Further, the 401(k) Plan provides for additional profit-sharing contributions by the Company to all eligible participants. Profit-sharing contributions are allocated proportionately based on each eligible participant’s eligible compensation as a percentage of the total eligible compensation for all eligible participants.

As participants in the Retirement Plan, the CEO and CFO are not eligible for basic profit-sharing contributions. Company 401(k) Plan contributions for the NEOs during 2007 are included in the Summary Compensation Table and All Other Compensation Table on pages 20 and 21, respectively.

Non-Qualified Deferred Compensation Plan. The Company maintains the Virginia Financial Group Incorporated Executive Deferred Compensation Plan for a select group of highly compensated and management employees. Under the terms of this plan, participants may elect to defer receipt, until termination of employment, a specified future date or retirement, of up to 50% of their base salary and up to 100% of their annual incentive compensation. Although the Company does not make matching contributions to this plan, it may elect to make contributions as approved by the Committee and/or the Board. The Company also may contribute to the plan as it may from time to time so elect. This plan is a nonqualified deferred compensation plan and is operated in accordance with Internal Revenue Code Section 409(a), which establishes the rules under which such plans must be administered. Plan assets are the property of the Company and are intended to be used for the payment of participant benefits. Participants, however, have no rights to plan assets other than those available to any general creditor of the Company. The nature of the Company’s obligation with respect to the payment of benefits under the plan is that of an unfunded promise to pay future benefits. Although participants do not own plan assets, they are allowed to select “Deemed Crediting Options” from a menu of available investment funds for the purpose of allocating gains, losses, income, and expenses to participant accounts.

The Company makes annual contributions to the Non-Qualified Deferred Compensation Plan for the CEO equal to 15% of his annual base salary in lieu of establishing a defined benefit supplemental retirement plan.

Information regarding NEO participation in the Non-Qualified Deferred Compensation Plan in 2007 is included in the Summary Compensation Table, the All Other Compensation Table, and the Non-Qualified Deferred Compensation Table on pages 20, 21, and 23, respectively.

Retirement Agreements. The Company has supplemental retirement agreements with former affiliate executives that provide them with benefits payable over 15 years. No similar agreements exist for the NEOs.

Other Post-Employment Payments. We believe that companies should provide reasonable severance benefits to employees. With respect to senior management, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. They also should disentangle the Company from the former employee as soon as practicable. For instance, while it is possible to provide salary continuation to an employee during the job search process, which in some cases may be less expensive than a lump-sum severance payment, we prefer to pay a lump-sum severance payment in order to most cleanly sever the relationship as soon as practicable.

Prior to the Merger, we had entered into employment agreements with our senior executives that outline severance obligations of the Company for termination without “cause” or where the employee terminates employment for “good reason.” The employment agreements provide for benefits equal to (a) one year and six months of base salary in the cases of our CEO, COO, CFO, and Chief Credit Officer, (b) one year of base salary in the case of the affiliate Chief Executive Officer, and (c) six months of base salary in the case of an affiliate Executive Vice President. We also continue health and other insurance benefits for between six and 18 months corresponding to the termination benefits. The employment agreements allow for acceleration of the vesting of equity compensation upon such termination. In addition, a terminated employee is entitled to receive any benefits that he or she otherwise would have been entitled to receive under our 401(k) plan, frozen pension plan, and supplemental retirement plans, although those benefits are not increased or accelerated. We believe that these levels are below the general practice among comparable companies (because we pay no portion of a targeted bonus), although we have not conducted a study to confirm this.

The definition of cause varies among the different employment agreements with members of senior management based on the initial term of the agreement. For most, cause will be deemed to exist where the individual has been convicted of a crime involving moral turpitude, has stolen from the Company or any affiliate, has violated his or her non-competition or confidentiality obligations, or, following a cure period, has been grossly negligent in fulfillment of his or her responsibilities. For some, cause will also exist where the executive has failed to perform any of the duties as required by the position after being notified in writing and given a reasonable opportunity to improve. Good reason generally will exist where an employee’s position or compensation has been decreased (other than as part of a company-wide compensation reduction) or where the employee has been required to relocate beyond a certain mile radius.

In order to recruit competitive executive officers and other senior management, and to retain these key employees in the event of a merger or acquisition, we have granted protection for them in the event of a change in control. Further, it is our belief that the interests of shareholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders.

For purposes of these benefits, a change in control is deemed to occur, in general, if (a) a shareholder or group of shareholders acquires 20% or more of the Company’s common stock, or (b) where individuals who constituted the Board (the Incumbent Board) cease for any reason to constitute at least a majority of such Board, or (c) the shareholders of the Company approve, or the Company otherwise consummates, a merger or sale of the Company.

Relative to the overall value of the Company, these potential change in control benefits are minor. The cash components of any change in control benefits are paid lump-sum and are based upon a multiple of base salary and maximum bonus (defined as the highest bonus paid or payable for the last two completed years) as follows:

In the event of a change in control, we also continue health and other insurance benefits for between one and three years corresponding to termination benefits and immediately vest all equity compensation. In addition, terminated employees would be entitled to receive any benefits that they otherwise would have been entitled to receive under our 401(k) plan, frozen pension plan, and supplemental retirement plan, although those benefits are not increased or accelerated. We believe that these levels of benefits are consistent with the general practice among our peers, although we have not conducted a study to confirm this.

Because of the so-called parachute tax imposed by Internal Revenue Code Section 280G, our change in control agreements provide an automatic cutback in the total amount of all change in control payments to an amount that is no greater than 2.99 times the Base Period Income as defined in the Internal Revenue Code. All change in control benefits are subject to a double trigger. This means that two events must occur for benefits to be paid. The first triggering event must be a change in control as defined by the agreement (see below) and the second triggering event must be one also defined within the agreement. Generally, the second type of triggering event would be one that violates the clause that the executive must be employed after the change in control with a position, authority, duties, and responsibilities at least commensurate in all material aspects with the most significant held, exercised, and assigned during the 90-day period immediately preceding the change in control date.

Based upon a hypothetical termination date of December 31, 2007, post-employment payments for our named executive officers would have been as follows:

	Termination With No Change in Control				Termination Upon Change in Control
Benefit	Death ($)	Incapacity ($)	Termination Without Cause or Resignation for Good Reason ($)	Termination for Cause or Resignation Without Good Reason ($)	Death ($)	Incapacity ($)	Termination Without Cause or Resignation for Good Reason ($)	Termination by Employer for Cause ($)	Employee Resignation Without Good Reason ($)
President and Chief Executive Officer - O. R. Barham, Jr.
Cash Compensation	136,971	90,933	564,471	—	136,971	136,971	1,176,478	—	51,471
Early Vesting of Stock Options	—	—	—	—	—	—	—	—	—
Early Vesting of Restricted Shares	—	—	—	—	—	—	—	—	—
Welfare Benefit Continuation	—	—	8,352	—	16,704	20,398	22,648	—	—
Total Value	136,971	90,933	572,823	—	153,675	157,369	1,199,126	—	51,471

Executive Vice President and Chief Financial Officer - Jeffrey W. Farrar
Cash Compensation	68,524	43,620	299,774	—	68,524	68,524	619,749	—	22,274
Early Vesting of Stock Options	—	—	—	—	—	—	—	—	—
Early Vesting of Restricted Shares	—	—	—	—	—	—	—	—	—
Welfare Benefit Continuation	—	—	8,352	—	16,704	18,702	20,045	—	—
Total Value	68,524	43,620	308,126	—	85,228	87,226	639,794	—	22,274

Executive Vice President and Chief Operating Officer - Litz H. Van Dyke
Cash Compensation	78,881	50,213	345,080	—	78,881	78,881	713,414	—	25,641
Early Vesting of Stock Options	—	—	—	—	—	—	—	—	—
Early Vesting of Restricted Shares	—	—	10,930	—	—	—	—	—	—
Welfare Benefit Continuation	—	—	8,352	—	16,704	19,004	20,548	—	—
Total Value	78,881	50,213	364,362	—	95,585	97,885	733,962	—	25,641

President and Chief Executive Officer of Planters Bank and Trust - James T. Huerth
Cash Compensation	71,190	44,383	220,540	—	71,190	71,190	429,674	—	21,406
Early Vesting of Stock Options	—	—	—	—	—	—	—	—	—
Early Vesting of Restricted Shares	—	—	36,383	—	—	—	—	—	—
Welfare Benefit Continuation	—	—	5,568	—	11,136	11,136	11,136	—	—
Total Value	71,190	44,383	262,491	—	82,326	82,326	440,810	—	21,406

Executive Vice President and Chief Credit Officer - Richard L. Saunders
Cash Compensation	37,405	17,264	224,430	—	37,405	37,405	309,240	—	—
Early Vesting of Stock Options	—	—	—	—	—	—	—	—	—
Early Vesting of Restricted Shares	—	—	9,801	—	—	—	—	—	—
Welfare Benefit Continuation	—	—	7,380	—	9,840	9,840	9,840	—	—
Total Value	37,405	17,264	241,611	—	47,245	47,245	319,080	—	—

Employment Agreements with Virginia Financial Group, Inc.

Prior to the Merger, we had entered into employment agreements with Messrs. Barham, CEO; Farrar, CFO; Van Dyke, COO; Huerth, the affiliate Chief Executive Officer; and Saunders, the Chief Credit Officer. Each of the agreements for Messrs. Barham, Farrar, and Van Dyke was for an initial three-year term expiring December 31, 2007; renewing automatically for successive one-year terms unless terminated by either party. Each of the agreements provided for a specified minimum base pay during each year of the initial term; opportunities to earn incentive bonuses based on performance criteria set by the Board, annual incentive stock options or stock appreciation rights or restricted stock awards; and health insurance and other benefits, such as a car or vehicle allowance, country club dues, and reimbursement for costs of attending professional meetings. Mr. Barham’s agreement also contained additional provisions for the establishment of a supplemental retirement plan and deferred compensation contribution. Under these agreements, if the Company terminated the employee without cause or the employee terminated his employment for good reason (as defined in the agreement), the Company was obligated to pay the employee’s annual base salary, and maintain the employee’s welfare benefits, for an additional 18 months; and all unvested stock options and other stock awards will become fully vested. These post-termination payments were conditioned upon certain non-competition covenants of the employee. These agreements also provided for three years continued employment in the event of a change in control (as defined in the agreement) of the Company. If, however, following a change in control, the Company terminated the employee without cause or the employee terminated his employment for good reason, the Company was obligated to maintain the employee’s welfare benefits for an additional 36 months and to pay the employee a lump-sum base payment equaling 2.99 times his combined annual base salary at the time of termination and his highest annual bonus during the two most recently completed years (limited, however, to the maximum amount, if any, which could have been paid without any of the payments being excess parachute payments under Internal Revenue Code Section 280G).

Each of the agreements for Messrs. Huerth and Saunders was for an initial one-year term expiring December 31, 2007, renewing automatically for successive one-year terms unless terminated by either party. Each of the agreements provided for a specified minimum base pay during each year of the initial term; opportunities to earn incentive bonuses based on performance criteria set by the Board, annual incentive stock options, stock appreciation rights or restricted stock awards; and health insurance and other benefits, such as a car or vehicle allowance and country club dues. In July 2007, the Board communicated to Messrs. Huerth and Saunders that their current agreements would not be renewed at the end of their respective terms. This was based on the terms of the Merger agreed to by VFG and FNB, as approved by the Board, which determined that employment agreements would only apply to the new company’s executive officers, as identified in the Merger Agreement. Messrs. Huerth and Saunders were notified that they would not be executive officers of StellarOne Corporation after the Merger, and that they would each be extended a change in control agreement for their new positions in the merged company in place of an employment agreement.

Employment Arrangements for StellarOne Executive Officers

General. In connection with entering into the Merger Agreement, in July 2007, a joint committee of three directors each from the compensation committees of VFG and FNB were charged by their respective boards of directors to develop new executive contracts and compensation parameters for the proposed top five executive officers of StellarOne Corporation. Those officers are William P. Heath, Jr., Chairman of the Board (“Chairman”); O. R. Barham, Jr., President and Chief Executive Officer (“CEO”); Litz H. Van Dyke, Executive Vice President and Chief Operating Officer (“COO”); Jeffrey W. Farrar, Executive Vice President and Chief Financial Officer (“CFO”); and Gregory W. Feldmann, President and Chief Executive Officer of the bank subsidiary (“Affiliate CEO”); collectively, the “StellarOne Executives.” The following discussion provides information regarding the compensation terms of the StellarOne Executives.

Employment Agreements. In order to avoid possible change in control severance benefits under the terms of their existing employment and change in control agreements, and as a condition to the Merger, StellarOne Corporation entered into new employment agreements with the StellarOne Executives prior to the Merger. As a condition to entering into these new agreements, each executive officer waived all rights under his existing employment and/or change in control agreement with FNB or VFG and their subsidiaries, including any change in control benefits that would otherwise be available upon consummation of the Merger, except that the terms of the Merger Agreement still triggered accelerated vesting of any outstanding FNB and VFG options or restricted stock, as well as death benefit rights under VFG’s split dollar insurance program (subject to divestment for cause). These employment agreements became effective upon completion of the Merger on February 28, 2008.

Under Mr. Heath’s new agreement with StellarOne Corporation, Mr. Heath will serve as Chairman through December 31, 2009. His assigned duties will include managing the integration of FNB and VFG after the Merger. The agreement will be extended for successive one-year periods following this original term, unless either party notifies the other in writing at least 90 days prior to the end of the original term, or the end of any additional one-year renewal term, that the agreement will not be extended beyond its current term.

Mr. Heath will be paid an annual base salary of $325,000 under the agreement. The employment agreement provides for certain incentive based compensation with a target of at least 35% of his annual base salary in addition to the base salary discussed above. This incentive compensation will be based on factors to be determined by the Committee or the Board. Mr. Heath’s agreement provides for his participation in any benefit programs provided to the class of employees that includes Mr. Heath, and also provides for paid vacation, payment of country club dues, and an automobile allowance. However, Mr. Heath’s agreement does not provide for the payment of any equity compensation. Finally, if Mr. Heath is employed through the end of the term in his employment agreement, the Company will be obligated to continue Mr. Heath’s and his spouse’s health care coverage benefits until they reach age 65.

Under Mr. Barham’s new agreement with StellarOne Corporation, Mr. Barham will serve as CEO of the Company through December 31, 2010. The agreement will be extended for successive one-year periods following this original term, unless either party notifies the other in writing at least 90 days prior to the end of the original term, or the end of any additional one-year renewal term, that the agreement will not be extended beyond its current term. Mr. Barham will be paid an annual base salary of $390,000 under the agreement. The employment agreement provides for certain incentive based compensation with a target of at least 35% of his annual base salary in addition to the base salary discussed above. This incentive compensation will be based on factors to be determined by the Committee or the Board. Mr. Barham is also eligible to participate in the Company’s stock incentive plan (or any successor or replacement plan) on such basis as the Committee or Board may determine, provided that he is entitled to receive an annual stock award with a value equal to at least 30% of his then current base salary. The Company will make an annual contribution for Mr. Barham’s benefit to the Company’s executive deferred compensation plan (or any successor plan) in the amount of 15% of his annual base compensation. Mr. Barham’s agreement provides for his participation in any benefit programs provided to the class of employees that includes Mr. Barham, and also provides for paid vacation, payment of country club dues, and an automobile allowance for Mr. Barham.

Under Mr. Van Dyke’s new agreement with StellarOne Corporation, Mr. Van Dyke will serve as COO of the Company through December 31, 2010. The agreement will be extended for successive one-year periods following this original term, unless either party notifies the other in writing at least 90 days prior to the end of the original term, or the end of any additional one-year renewal term, that the agreement will not be extended beyond its current term. Mr. Van Dyke will be paid an annual base salary of $225,000 under the agreement. The employment agreement provides for certain incentive based compensation with a target of at least 28% of his annual base salary in addition to the base salary discussed above. This incentive compensation will be based on factors to be determined by the Committee or the Board. Mr. Van Dyke is also eligible to participate in the Company’s stock incentive plan (or any successor or replacement plan) on such basis as the Committee or Board may determine, provided that he is entitled to receive an annual stock award with a value equal to at least 20% of his then current base salary. Mr. Van Dyke’s agreement provides for his participation in any benefit programs provided to the class of employees that includes Mr. Van Dyke, and also provides for paid vacation, payment of country club dues, and an automobile allowance for Mr. Van Dyke.

Under Mr. Farrar’s new agreement with StellarOne Corporation, Mr. Farrar will serve as CFO of the Company through December 31, 2010. The agreement will be extended for successive one-year periods following this original term, unless either party notifies the other in writing at least 90 days prior to the end of the original term, or the end of any additional one-year renewal term, that the agreement will not be extended beyond its current term. Mr. Farrar will be paid an annual base salary of $205,000 under the agreement. The employment agreement provides for certain incentive based compensation with a target of at least 28% of his annual base salary in addition to the base salary discussed above. This incentive compensation will be based on factors to be determined by the Committee or the Board. Mr. Farrar is also eligible to participate in the Company’s stock incentive plan (or any successor or replacement plan) on such basis as the Committee or Board may determine, provided that he is entitled to receive an annual stock award with a value equal to at least 20% of his then current base salary. Mr. Farrar’s agreement provides for his participation in any benefit programs provided to the class of employees that includes Mr. Farrar, and also provides for paid vacation, payment of country club dues, and an automobile allowance for Mr. Farrar.

Under Mr. Feldmann’s new agreement with StellarOne Corporation, Mr. Feldmann will serve as Affiliate CEO through December 31, 2010. The agreement will be extended for successive one-year periods following this original term, unless either party notifies the other in writing at least 90 days prior to the end of the original term, or the end of any additional one-year renewal term, that the agreement will not be extended beyond its current term. Mr. Feldmann will be paid an annual base salary of $225,000 under the agreement. The employment agreement provides for certain incentive based compensation with a target of at least 28% of his annual base salary in addition to the base salary discussed above. This incentive compensation will be based on factors to be determined by the Committee or the Board. Mr. Feldmann is also eligible to participate in the Company’s stock incentive plan (or any successor or replacement plan) on such basis as the Committee or Board may determine, provided that he is entitled to receive an annual stock award with a value equal to at least 20% of his then current base salary. Mr. Feldmann’s agreement provides for his participation in any benefit programs provided to the class of employees that includes Mr. Feldmann, and also provides for paid vacation, payment of country club dues, and a Company automobile or automobile allowance for Mr. Feldmann.

Severance Benefits (Pre- or Post-Change in Control) for StellarOne Executives. Pursuant to the terms of the employment agreements discussed above, each of the StellarOne Executives will also be entitled to receive certain severance payments as discussed below in the event of a covered termination of employment. Other than with respect to Mr. Heath, if the Company terminates the employment of an executive without cause or an executive terminates his employment for good reason (each term as defined in the employment agreements) without a change in control, the Company would be obligated to pay the executive a lump-sum cash payment equaling his annual base salary for 18 months from the date of termination and to continue the executive’s and his family’s health care coverage benefits for 18 months from the date of termination. If the Company terminates the employment of Mr. Heath without cause or he terminates his employment for good reason, the Company would be obligated to pay him a lump-sum cash payment equaling his annual base salary for a period of the shorter of 18 months or the balance of his employment term from the date of termination and to continue his and his family’s health care coverage benefits for 18 months from the date of termination. The employment agreements also provide that upon such termination, all of the executive’s then unvested stock options and other stock awards will become immediately exercisable and fully vested. In addition, the employment agreements provide that the executive will be subject, in certain circumstances, to non-competition restrictions for a period of 18 months following the termination of his employment (or, if shorter, the balance of the term set forth in his employment agreement for Mr. Heath) without a change in control.

The employment agreements also provide for three years continued employment in the event of a change in control (as defined in the employment agreements) of the Company (the period for Mr. Heath is the balance of his employment term) and for automatic vesting of all of the executive’s then unvested stock options and other stock awards upon a change in control. If following a change in control, the Company terminates the employment of the executive without cause or the executive terminates his employment for good reason, the Company would be obligated to continue the executive’s and his family’s health care coverage benefits for an additional 36 months and to pay the executive a lump-sum cash payment equaling 2.99 times his combined annual base salary at the time of termination and average annual bonus for the two most recently completed years (for Mr. Heath, the payment multiple will be the lesser of 2.0 or the balance of his employment term, expressed in years and/or fractional part of a year, as applicable). Such payments and benefits are limited, however, to the maximum amount, if any, which can be paid without any of the payments or benefits being excess parachute payments under Internal Revenue Code Section 280G. In addition, the health care benefit is subject to elimination if the executive obtains comparable or greater health care benefits through subsequent employment. The executive will also be subject to non-competition restrictions for a period of 18 months following the termination of his employment (or, if shorter, the balance of the term set forth in his employment agreement for Mr. Heath) unless the Company terminates his employment without cause or he terminates his employment for good reason in a change in control context.

Targeted Overall Compensation. In connection with developing the compensation arrangements for the StellarOne Executives, the joint VFG-FNB committee also engaged the Consultant to perform a comparative peer analysis of executive compensation for the proposed combined company, with an anticipated size for StellarOne Corporation targeted at $3.1 billion in assets. The report included a comparative peer analysis for the StellarOne Executives’ base salary, bonus, and stock option value. The 2007 comparative peer analysis included: Community Banks, Inc. (PA), First Charter Corp. (NC), Flushing Financial Corp. (NY), Hudson Valley Holding Co. (NY), Lakeland Bancorp, Inc. (NJ), Partners Trust Financial Group, Inc. (NY), S&T Bancorp, Inc. (PA), Sandy Spring Bancorp, Inc.(MD), Sterling Financial Corp. (PA), Sun Bancorp, Inc. (NJ), Tompkins Trustco, Inc. (NY), TowneBank, (VA), U.S.B. Holding Co., Inc. (NY), WSFS Financial Corp. (DE), and Yardville National Bancorp (NJ).

Allocation Among Components of Overall Compensation. Components of the total direct compensation packages for StellarOne Corporation’s Chairman, CEO, COO, CFO, and Affiliate CEO are allocated as indicated in the table below. Generally, the allocation follows that in place in 2007 for the CEO, COO, and CFO. The joint committee decided to allocate the components of the Affiliate CEO’s direct pay package in the same proportion as those of the COO and CFO because of their internal peer status. The narrative that follows the table below provides a more detailed explanation of the rationale for the establishment of the direct compensation packages.

	Typical Base Salary	Typical Bonus Target	Typical Equity Target
Chairman	74%	26%	N/A

CEO	60%	22%	18%

COO, CFO, and Affiliate CEO	68%	19%	13%

Base Salaries. The joint committee wanted to provide the StellarOne Executives with base salaries that are reasonably competitive with the going rate for each position, as identified in labor market surveys such as the peer analysis conducted by the Consultant. The joint committee used five primary factors in its evaluation of executive compensation. First, it reviewed the competitive information provided by the Consultant for banking and financial services organizations with similar characteristics, performance, and size, (i.e., around $3 billion in assets). Second, it considered the anticipated job responsibilities of the executive officers and the matching of those responsibilities with peer data. Third, it reviewed the executive officers’ current salaries and the gaps between those salaries and the established competitive ranges. Fourth, it evaluated the anticipated “reasonableness” of the salary increases/compensation packages in the eyes of shareholders, the Boards of Directors, and other stakeholders. Finally, the joint committee factored into the overall analysis the fact that StellarOne Corporation would be a new entity and, with the achievement of desired levels of corporate and individual performance, the officers would be afforded opportunities to have their compensation levels brought fully into a competitive position with peer organizations, as well as having ample ways in which incentive/at-risk compensation could be awarded.

The salaries of the peer group provided in the analysis for the CEO, COO, CFO, and the Affiliate CEO were higher than the salaries that were recommended by the joint committee to both respective boards and ultimately approved by both boards. The joint committee discussed the need to balance the Company’s interest in paying competitive market compensation, considering the new Company’s size, with the shareholders’ interests. The committee, therefore, determined that the StellarOne Executives needed to prove their performance relative to the new Company’s size before salaries would be in line with the new peer group data. The CEO, COO, CFO, and Affiliate CEO were thus told by their respective Boards that there would be a commitment to revisiting the market compensation for executive of banks in the new peer group, and that if performance dictated, increases would be recommended as appropriate.

The analysis of the peer information for chief executive officer base salaries for 2006 in the new peer group indicated a range of minimum $418,500, midpoint $465,000, and maximum base salary of $511,500. For our CEO’s 2008 salary, the joint committee and the VFG and FNB boards concluded that a base salary of $390,000 was appropriate in this regard.

Similarly, for our COO, the joint committee and the VFG and FNB boards concluded that a base salary of $225,000 was appropriate for 2008. This is based on 2006 peer data of chief operating officer base salary range in the new peer group of $229,500 minimum, $255,000 midpoint, and $280,000 maximum. For our CFO, it was determined that a base salary of $205,000 was appropriate for 2008. The 2006 peer data for the new peer group showed a range of chief financial officer base salary of $208,800 minimum, $232,000 midpoint and $255,200 maximum base salary.

The base salary for the Affiliate CEO was set at $225,000 for 2008. This was based on data for similar positions in the new peer group indicating a range of $211,500 minimum, $235,000 midpoint, and $258,500 maximum. The Chairman’s salary was established at $325,000. There was limited data by which to establish a similar peer salary range for employee chairpersons who are not also the chief executive officer. Therefore, the joint committee determined the new base salary based on the internal value on the position and its duties, and the need to retain the Chief Executive Officer of FNB in the combined company to complete a merger of equals with equal representation from management.

At-Risk Cash Incentives. The objectives for the 2008 executive at-risk cash incentive plan, and the peer group, have not yet been approved by the Board. However, the StellarOne Executives will be included in the plan. Mr. Barham’s target award will be $136,500 if he meets 100% of the objectives of the plan. Mr. Heath will receive $113,750 at 100% of goal, and Mr. Van Dyke’s and Mr. Feldmann’s awards will be targeted at $63,000 each. Mr. Farrar’s target award is $61,500.

Equity Compensation. Based on their new employment contracts, the target amount of equity compensation in 2008 for Mr. Barham is $117,000, for Messrs. Van Dyke and Feldmann is $45,000, and for Mr. Farrar is $41,000. Accordingly, on April 1, 2008, Mr. Barham received 40,484 nonqualified options, Messrs. Van Dyke and Feldmann each received 15,571 nonqualified options, and Mr. Farrar received 14,187 nonqualified options. All options granted were growth options with a 3% hurdle and a 7% growth rate to meet the desired target equity award for each executive; further, all of the awarded options have an expiration date of 5 years and 6 months from the grant date. Mr. Heath, the new chairman of the Board of the Company, does not have equity compensation included in his contract and, therefore, did not receive a grant.

Summary of Cash and Certain Other Compensation

The following table includes the cash and certain other compensation earned in 2006 and 2007 by each of the named executive officers, as follows: O. R. Barham, Jr., President and Chief Executive Officer; Jeffrey W. Farrar, Executive Vice President and Chief Financial Officer; Litz H. Van Dyke, Executive Vice President and Chief Operating Officer; Richard L. Saunders, Chief Credit Officer; and James T. Huerth, President and Chief Executive Officer of Planters Bank & Trust Company of Virginia.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)

O. R. Barham, Jr. President/CEO	2007	342,000	—	515	91,472	51,471	22,998	61,269	569,725
	2006	330,000	—	9,690	86,047	24,256	21,204	58,963	530,160

JeffreyW.Farrar Executive Vice President/CFO	2007	185,000	—	192	32,906	22,274	15,930	34,380	290,682
	2006	179,000	—	7,681	30,951	10,525	18,159	25,525	271,841

Litz H. Van Dyke Executive Vice President/COO	2007	212,959	—	13,021	32,603	25,641	—	37,157	321,381
	2006	205,758	—	3,156	21,939	12,099	—	34,585	277,537

James T. Huerth President/CEO - Planters Bank and Trust	2007	197,839	—	16,836	1,421	21,406	—	11,176	248,678
	2006	191,102	—	2,455	6,173	10,000	—	15,512	225,242

Richard L. Saunders Chief Credit Officer	2007	148,647	—	4,347	7,604	—	—	12,327	172,925
	2006	143,585	10,000	2,444	4,393	—	—	12,507	172,929

(1)	The amounts shown represent actual base salary earned in the respective years including any amounts that may have been deferred into the 401(k) plan or Executive Deferred Compensation Plan. The salaries shown for Messrs. Barham, Farrar, and Van Dyke represent the annual base salary rate in effect for the entire calendar year. With respect to Messrs. Huerth and Saunders, because their salary reviews occur in March, the amounts above do not reflect their base salary rates in effect at a given point in time. In March 2007, Mr. Huerth’s January 1, 2007 base salary rate was increased from $192,400 to $199,134 and Mr. Saunders’ was increased from $144,560 to 149,620. These rates remained in effect for the remainder of calendar year 2007.
(2)	Amounts reflect compensation expense for grants made during and prior to 2007 and 2006. The annual expense for these grants is based on recording the required expense over the vesting period. Assumptions used in the calculation of these amounts are included in Note 1 to the Company’s audited financial statements for the year ended December 1, 2007 included in the Form 10- K filed with the SEC on March 17, 2008. Vesting occurs over a fixed period of time and is not subject to performance related acceleration.
(3)	Messrs. Barham, Farrar, and Van Dyke participate in the Executive Incentive Plan described in the Compensation Discussion and Analysis section. The amounts reported in this column for these individuals represent awards earned under the plan in 2007. In 2007, Mr. Huerth earned a $21,406 award as described in the Compensation Discussion and Analysis on page 11.
(4)	Messrs. Barham and Farrar are participants in the Employee Retirement Plan which is described above. Because this plan was closed to new participants after December 31, 2002, Messrs. Van Dyke, Huerth, and Saunders do not participate in this plan as they were first employed by the Company after that date. The increase in value of pension benefits for Messrs. Barham and Farrar are shown in the table.
(5)	Amounts shown in the “All Other Compensation” column are detailed in the following table:

All Other Compensation

Name	Benefit Plans					Perquisites
	Imputed Value of Split Dollar Policy Death Benefit(1) ($)	Premiums on Taxable Long Term Disability Plan(2) ($)	Company Match on 401(k) Savings Plan(3) ($)	401(k) Retirement Contribution(4) ($)	Company Contribution to Nonqualified Deferred Plan(s)(5) ($)	Country Club Dues(6) ($)	Country Club Initiation Fee(7) ($)	Company Vehicle/ Automobile Allowance(8) ($)	Total ($)
O. R. Barham, Jr.	219	750	9,000	—	51,300	—	—	—	61,269

Jeffrey W. Farrar	95	448	7,395	—	—	8,499	16,234	1,709	34,380

Litz H. Van Dyke	71	515	8,513	8,513	—	9,370	—	10,175	37,157

James T. Huerth	77	481	5,448	5,170	—	—	—	—	11,176

Richard L. Saunders	74	361	5,946	5,946	—	—	—	—	12,327

(1)	In 2006 the Company purchased, after receiving employee consent, whole life insurance policies on 78 of its management employees. Through a split dollar arrangement, covered employees received the right to direct a portion of the policy death benefits to beneficiaries of their choice. This column displays the imputed income value of the employee-directed life insurance coverage under the Plan.
(2)	The Company provides basic long term disability coverage to its full-time employees. The amount of the premium is added to the employees’ compensation to provide for tax-free benefits under the plan. This column reflects the 2007 premiums for the NEOs.
(3)	The Company matches 100% of the first 3% of compensation deferred into the 401(k) plan and 50% of the next 2% deferred. This column reflects matching contributions for the NEOs.
(4)	In addition to matching employee deferrals, in 2007 the Company contributed, to all participants who are not also participants in the Employee Retirement Plan, a profit sharing contribution equal to 4% of plan-eligible compensation. Messrs. Barham and Farrar did not receive this contribution because they participate in the Employee Retirement Plan. This column reflects the contributions made for the remaining NEOs.
(5)	In 2007, the Company contributed $51,300 on Mr. Barham’s behalf to the Executive Deferred Compensation Plan in accordance with his employment agreement.
(6)	The Company reimburses certain members of senior and executive management for country club membership dues. The amounts reimbursed in 2007 for Messrs. Farrar and Van Dyke are shown in the table because the total value of their perquisites exceeded $10,000. None of the other NEOs receive perquisites that, when aggregated, exceed $10,000 in value.
(7)	The Company approved the payment of Mr. Farrar’s country club initiation fee in Charlottesville, Virginia. He previously had been a member of a similar organization in Culpeper, Virginia. In 2006, Mr. Farrar’s primary office was relocated to Charlottesville, Virginia from Culpeper, Virginia. In conjunction with this relocation, Mr. Farrar and his family relocated to Charlottesville.
(8)	The Company provides Mr. Farrar with a Company vehicle. The amount shown in this column reflects the IRS value of the personal use of the vehicle. In lieu of a Company vehicle, Mr. Van Dyke receives a monthly automobile allowance. No additional amounts are paid to Mr. Van Dyke with respect to his business usage of the automobile.

The following table summarizes certain information with respect to stock option and restricted stock awards granted to the named executive officers for the year ended December 31, 2007.

Grants of Plan-Based Awards Table for 2007

	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Threshold	Target	Maximum
O. R. Barham, Jr.	N/A	N/A	N/A	N/A	N/A	21,691	27.30	98,499
Jeffrey W. Farrar	N/A	N/A	N/A	N/A	N/A	7,822	27.30	35,520
Litz H. Van Dyke	N/A	N/A	N/A	N/A	N/A	9,005	27.30	40,892
Richard L. Saunders	N/A	N/A	N/A	N/A	600	N/A	N/A	7,649
James T. Huerth	N/A	N/A	N/A	N/A	1,100	1,000	26.82	37,151

(1)	Cumulative dividends are paid upon restricted stock vesting. These shares vest in 1/5 installments through 2011.

The following table includes certain information with respect to all previously awarded unexercised options and unvested restricted stock awards held by the named executive officers at December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
O.R. Barham, Jr.	20,775			9.73	3/14/2010
	10,650			21.87	12/1/2012
	6,533	1,633		19.72	4/14/2013
	4,116	2,742		23.83	1/21/2014
	12,675			30.00	10/11/2015
	4,715	18,856		28.09	3/1/2016
		21,691		31.65	1/16/2017

Jeffrey W. Farrar	8,484			9.73	3/14/2010
	3,750			21.87	12/1/2012
	2,268	567		19.72	4/14/2013
	1,541	1,026		23.83	1/21/2014
	4,583			30.00	10/11/2015
	1,705	6,820		28.09	3/1/2016
		7,822		31.65	1/16/2017

Litz H. Van Dyke	2,181	1,452		21.92	10/7/2014	736	10,930
	1,023	1,533		23.17	7/14/2015
	1,959	7,839		28.09	3/1/2016
		9,005		31.65	1/16/2017

Richard L. Saunders	2,292	1,526		21.31	10/21/2014	660	9,801
		1,000		26.82	1/19/2017

James T. Huerth	2,966			24.64	1/2/2015	2,450	36,383
		1,000		26.82	1/19/2017

(1)	All options that were unexercisable at fiscal year-end became exercisable on February 28, 2008, upon completion of the Merger.

The following table provides information regarding the value realized by our named executive officers with respect to restricted stock that vested during 2007. None of our named executive officers exercised stock options during 2007.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
O. R. Barham, Jr.	—	—	359	9,151
Jeffrey W. Farrar	—	—	134	3,416
Litz H. Van Dyke	—	—	183	3,687
Richard L. Saunders	—	—	180	4,828
James T. Huerth	—	—	150	4,116

The following table shows the present value of accumulated benefits payable to the two named executive officers who participate in the Retirement Plan, including the number of years of service credited to each under the plan, which is described in more detail in the Compensation Discussion and Analysis on page 13. Messrs. Van Dyke, Saunders, and Huerth are not eligible to participate in the plan.

Pension Benefits Table for 2007

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
O. R. Barham, Jr.	Virginia Financial Group, Inc. Employee Retirement Plan	15	237,864	—
Jeffrey W. Farrar	Virginia Financial Group, Inc. Employee Retirement Plan	12	109,048	—

The following table summarizes each named executive officer’s compensation under the Executive Deferred Compensation Plan described in more detail in the Compensation Discussion and Analysis on page 13.

Non-Qualified Deferred Compensation for 2007 (1)

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
O. R. Barham, Jr.	—	51,300	54,779	—	650,389
Jeffrey W. Farrar	—	—	(53,502)	—	78,481
Litz H. Van Dyke	—	—	—	—	—
James T. Huerth	68,587	—	8,890	—	214,404
Richard L. Saunders	9,235	—	(385)	—	25,202

(1)	Participation information for 2007 for each of the named executive officers in the Executive Deferred Compensation Plan follows.

O. R. Barham, Jr. – In 2007 the Company contributed, in accordance with Mr. Barham’s employment agreement, an amount equal to 15% of his annual base salary rate ($51,300) to the plan. This contribution on Mr. Barham’s behalf was in lieu of the establishment of a nonqualified defined benefit supplemental retirement plan. Amounts contributed prior to 2005 and the earnings thereon will be payable to Mr. Barham upon his retirement either in a lump sum or in annual installments for a period of up to 15 years beginning as soon as practical following his retirement but in no event earlier than 6 months after the date he retires.

Of the amount shown in the Aggregate Balance column of the table, $183,669 represents Company contributions made to Mr. Barham’s deferred compensation plan account from calendar year 1997 through 2005, which were previously reported in the Summary Compensation Tables for the proxy statements covering those years.

Jeffrey W. Farrar – Mr. Farrar did not defer compensation in 2007. Of the amount shown in the Aggregate Balance column of the table, $164,612 represents deferrals of base salary and incentive payments made prior to 2007. These amounts were included as required in the salary and bonus information provided in previous proxy statements in the Summary Compensation Table.

Litz H. Van Dyke – Mr. Van Dyke does not participate in the plan.

James T. Huerth – In 2006, consistent with the requirements of Internal Revenue Code Section 409(a) Mr. Huerth elected to defer 30% of his 2007 annual base salary and 100% (net of appropriate employment tax withholdings, from his 2006 award, first payable in 2007, under the Company’s Incentive Bonus Plan). The salary and incentive amounts deferred in accordance with these elections were $59,352 and $9,235, respectively. Of the amount shown in the Aggregate Balance column of the table, $134,159 represents all contributions made to Mr. Huerth’s deferred compensation plan account during his employment prior to 2007, which were previously reported as required in the Nonqualified Deferred Compensation Table for 2006.

Richard L. Saunders – In 2006, consistent with the requirements of Internal Revenue Code Section 409(a), Mr. Saunders elected to defer receipt of his entire 2007 award under the Company’s Incentive Bonus Plan. This amount, $9,235, represents Mr. Saunders’ total 2007 contribution to the plan as shown in the table above and is included in the amount shown in the Aggregate Balance.

Certain Relationships and Related Transactions

Pursuant to our code of ethics for employees as well as our Directors Code of Professional Conduct, all directors and employees (including our named executive officers) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with, supplies goods or services to, or is a customer of the Company or its subsidiary banks, are required to disclose such relationship to us prior to transacting such business. Our directors and employees are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the business is denied if we believe that a director’s or employee’s interest in such business could influence decisions relative to our business or have the potential to adversely affect our business or the objective performance of the director’s function or employee’s work. Our Audit and Compliance Committee implements our code of ethics and related policies, and the Governance and Nominating Committee of our Board is responsible for overseeing our Directors Code of Professional Conduct.

As of December 31, 2007, borrowings from the Company and its affiliates by all policy-making officers, directors, their immediate families, and affiliated companies in which they are shareholders amounted to approximately $13.3 million. This amount represented 8.2% of the total equity capital and .8% of the total assets of the Company as of December 31, 2007. These loans were made in the ordinary course of the Company’s business, on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve greater than normal risks of collectability. The Company expects to have similar banking transactions with directors, officers, principal shareholders and their associates in the future.

During 2007, the Company paid $6,540 to Mr. Parrish for appraisal services he provided and $7,219 for legal services to a law firm in which Mr. Williams is a partner.

See “Personnel and Compensation Committee Interlocks and Insider Participation” for information relating to Mr. Williams’ relationship to the Company.

Personnel and Compensation Committee Interlocks and Insider Participation

No member of the Board’s Personnel and Compensation Committee serves or has served as an officer or employee of the Company or any of its affiliates. No member of the Board’s Personnel and Compensation Committee has participated in the Company’s employee benefit plans, or was at any time within one year prior to his appointment eligible to participate in such plans. During 2007, the Company paid $7,219 for legal services to the firm of Franklin, Williams and Cowan, of which Mr. Williams is a partner. The Company anticipates that the firm will continue to provide legal services to the Company in 2008.

Personnel and Compensation Committee Report

The Personnel and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Personnel and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The undersigned members of the Personnel and Compensation Committee have submitted this Report to the Board of Directors.

H. Wayne Parrish, Chair
Lee S. Baker
Martin F. Lightsey
Thomas F. Williams, Jr.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2007 with respect to certain compensation plans under which equity securities of the Company are authorized for issuance.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in
Plan Category	(a)	(b)	column (a)
Equity compensation plans approved by shareholders (1)	239,671	$23.37	355,229
Equity compensation plans not approved by shareholders	0	0	0
Total	239,671	$23.37	355,229

(1)	Company Stock Incentive Plan.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

The following table presents fees billed, and expected to be billed, for professional audit services rendered by Grant Thornton LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and 2006. All such audit and non-audit services were pre-approved by the Audit and Compliance Committee, which concluded that the provision of such services by Grant Thornton LLP was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions.

Year Ended December 31,	2007	2006
Audit Fees	$287,134	$199,500
Audit Related Fees (1)	29,358	—
Tax Fees (2)	26,531	25,000
All Other Fees	16,238	—
Total	$359,261	$224,500

(1)	Audit Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to the performance of audits and attest services not required by statute or regulations, audits of the Company’s benefit plans, due diligence related to mergers, acquisitions, and investments, additional revenue and license compliance procedures related to performance of the review or audit of the Company’s financial statements, and accounting consultations regarding the application of generally accepted accounting principles (GAAP) to proposed transactions.

(2)	Tax Fees consist of the fees billed for professional services rendered by Grant Thornton LLP for tax compliance, tax advice, and tax planning.

Audit and Compliance Committee Pre-Approval Policy

The Audit and Compliance Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent registered public accountants. The Audit and Compliance Committee, or a designated member of the committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accountants in order to ensure that the provisions of such services does not impair the independent registered public accountant’s independence. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit and Compliance Committee at its next scheduled meeting. The Audit and Compliance Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accountants to management.

Audit and Compliance Committee Report

The Audit and Compliance Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the internal audit function and independent auditors, and risk assessment and risk management. The committee manages the Company’s relationship with its independent registered public accountants (who report directly to the Audit and Compliance Committee). The committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the committee deems necessary to carry out its duties and receive appropriate funding, as determined by the committee, from the Company for such advice and assistance. All members of the Audit and Compliance Committee satisfy the independence and financial literacy requirements for audit committee membership of the NASDAQ Stock Market. In addition, at least one member of the Audit and Compliance Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication.

The Company’s management has primary responsibility for the Company’s financial reporting process and for preparing the Company’s financial statements. Grant Thornton LLP, the Company’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities for 2007, the Audit and Compliance Committee hereby reports as follows:

1.	The committee has reviewed and discussed the audited financial statements with the Company’s management.

2.	The committee has discussed with the independent registered public accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380), as modified or supplemented.

3.	The committee has received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee”) and has discussed with the independent registered public accountants the independent registered public accountants’ independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit and Compliance Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit and Compliance Committee have submitted this Report to the Board of Directors.

Gregory L. Fisher, Chair
Jan S. Hoover, Vice Chair
Fred D. Bowers
P. William Moore, Jr.

2009 ANNUAL MEETING OF SHAREHOLDERS

If any shareholder intends to propose a matter for consideration at the Company’s 2009 Annual Meeting (other than a director nomination), notice of the proposal must be received in writing by the Company’s Secretary by January 30, 2009. If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2009 Annual Meeting, the proposal must be in proper form and must be received by the Secretary at the Company’s office at 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911 on or before December 19, 2008.

In addition, the proxy solicited by the Board of Directors for the 2008 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Company has not received notice of such proposal by December 19, 2008, in writing delivered to the Company’s Secretary.

ANNUAL REPORTS TO SHAREHOLDERS

The Company’s Annual Report to Shareholders for the year ended December 31, 2007, which includes the Company’s audited financial statements prepared in conformity with generally accepted accounting principles, is included herein. A copy of the Company’s Annual Report on Form 10-K filed with the SEC will be sent, without charge, to any shareholder upon written request to the Secretary at the Company’s office at 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911.

Copies of the Company’s Annual Report on Form 10-K may also be obtained without charge from the Company’s website at www.StellarOneCorp.com under “SEC Filings & Other Documents.”

OTHER MATTERS

Management knows of no other business to be brought before the Annual Meeting. Should any other business be properly presented for action at the meeting, the shares represented by the enclosed proxy will be voted by the persons named therein in accordance with their best judgment and in the best interests of the Company.

REVOCABLE PROXY

STELLARONE CORPORATION

Annual Meeting of Shareholders

May 20, 2008

2:00 p.m. Local Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Steven D. Irvin and Thomas F. Williams, Jr., jointly and severally, as proxies, with full power to act alone and with full power of substitution, to represent the undersigned and to vote all shares of the Corporation standing in the name of the undersigned as of the close of business on April 9, 2008 at the Annual Meeting of Shareholders to be held at 2:00 p.m. on Tuesday, May 20, 2008 at the Boar’s Head Inn, 200 Ednam Drive, Charlottesville, Virginia, or any adjournments thereof, on each of the specified proposals.

This proxy when properly executed will be voted as directed or, if no direction is made, will be voted FOR the election of all director nominees and in the discretion of the proxy agents on any other matter that properly comes before the meeting.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE

ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE

INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated, and signed, on the other side)

À	FOLD AND DETACH HERE	À

STELLARONE CORPORATION – ANNUAL MEETING, MAY 20, 2008

YOUR VOTE IS IMPORTANT!

Proxy materials are available on-line at:

https://www.StellarOneCorp.com (SEC Filings & Other Documents/Latest Proxy)

You can vote in one of three ways:

1.	Call toll free 1-866-358-4697 on a touch-tone phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/stel and follow the instructions.

or

3.	Mark, sign, and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Revocable Proxy							Please mark as indicated in this example
STELLARONE CORPORATION								☒
Annual Meeting of Shareholders May 20, 2008

Proposal 1. To elect six (6) Class II directors to serve until the 2009 Annual Meeting of Shareholders, six (6) Class III directors to serve until the 2010 Annual Meeting of Shareholders, and six (6) Class I directors to serve until the 2011 Annual Meeting of Shareholders or, in all instances, until their successors are elected and qualified, as instructed below.

		For ☐	Withhold All ☐	For All Except ☐

Proposal 2. To transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof. The Board of Directors presently knows of no other business to be presented at the Annual Meeting of Shareholders.

						For ☐	Against ☐	Abstain ☐
Nominees: Class II	Class III	Class I			The Board of Directors recommends a vote “FOR” proposals 1 and 2.
(01) Beverley E. Dalton (02) Steven D. Irvin	(07) Lee S. Baker (08) O. R. Barham, Jr.	(13) Glen C. Combs (14) Gregory L. Fisher			Mark here if you plan to attend the meeting.			☐
(03) Martin F. Lightsey	(09) William P. Heath, Jr.	(15) Christopher M. Hallberg
(04) H. Wayne Parrish	(10) P. William Moore, Jr.	(16) F. Courtney Hoge
(05) Charles W. Steger (06) Thomas F. Williams, Jr.	(11) Harold K. Neal (12) Jon T. Wyatt	(17) Jan S. Hoover (18) Raymond D. Smoot, Jr.			Mark here for address change and provide new address.			☐

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write nominee(s’) name(s) or number(s) in the space provided below.

Please be sure to date and sign this proxy card in the box below.		Date			Note: Please sign your name(s) exactly as shown imprinted hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy, if properly executed and delivered, will revoke all previous proxies.

Sign above

+	*** IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW ***	+

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL
¿ PROXY VOTING INSTRUCTIONS ¿

Shareholders of record have three ways to vote:

1.	By mail; or
2.	By telephone (using a touch-tone phone); or
3.	By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., Eastern Time, May 20, 2008. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone	Vote by Internet
Call toll free on a touch-tone phone anytime prior to	Anytime prior to
3 a.m., Eastern Time, May 20, 2008	3 a.m., Eastern Time, May 20, 2008 go to
1-866-358-4697	https://www.proxyvotenow.com/stel

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE PROXY MATERIALS :	http://www.StellarOneCorp.com
(SEC Filings & Other Documents/Latest Proxy)

Your vote is important!